Exhibit 99.1

GLOBAL NET LEASE announces third quarter RENT COLLECTION success AND

CLOSING OF THREE PROPERTIES IN EUROPEan Sale Leaseback

NEW YORK –October 8, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that 97% of the original cash rent due for the third quarter of 2020 has been received as of October 2, 2020, including 99% of the original cash rent due from the Company’s assets in the United Kingdom and 99% of the original cash rent due from the Company’s assets in the rest of Europe.

“We continue to collect nearly all of the cash rent payable throughout our portfolio, which we believe is a testament to our rigorous investment and acquisition underwriting process,” said James Nelson, CEO of GNL. “The strength of our portfolio is reinforced by our balance of mission critical industrial assets and over 99% occupancy as of June 30, 2020 by primarily investment grade or implied investment grade tenants, including nine of our top ten tenants1 portfolio-wide.”

Sale Leaseback Transaction

On September 25, 2020, GNL closed on the acquisition in a sale and leaseback transaction of three office and industrial properties located in the UK and Spain for a total of £14.3 million and €4.5 million ($23.4 million based on prevailing exchange rates on that date) at a weighted-average going-in capitalization rate2 of 7.26% and a weighted-average capitalization rate3 of 7.89%. The properties were leased back to the seller and have 12 years of remaining term, weighted based on square feet as of the closing date. The tenant is an investment grade, Fortune 500 multinational conglomerate.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

1	Top 10 tenants based on annualized straight-line rent as of June 30, 2020. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default.

2	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.

3.	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about third quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, GNL’s Quarterly Report on Form10-Q for the quarter ended June 30, 2020 filed on August 6, 2020, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510